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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                       INTERNATIONAL SCRIPOPHILY EXCHANGE

         The undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the general corporation laws of the State of Nevada, does make and file these Articles declaring and certifying that the facts herein stated are true.

                                    ARTICLE I
                                      NAME

         The name of the corporation is International Scripophily Exchange.

                                   ARTICLE II
                                      TERM

         The term of the corporation shall be perpetual.

                                   ARTICLE III
                       RESIDENT AGENT & REGISTERED OFFICE

         The registered agent for service of process is Pacific Stock Transfer, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. The corporation may maintain offices for the transaction of any business at such places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held, outside the State of Nevada with the same effect as if within the State of Nevada.

                                   ARTICLE IV
                                  CAPITAL STOCK

         The amount of the total authorized capital stock of the corporation is Sixty Million (60,000,000) shares, par value $0.001 per share, consisting of Fifty Million (50,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock. The characteristics distinguishing Preferred Stock from Common Stock shall be described in a resolution or resolutions of the Board of Directors adopted prior to issuance of any Preferred Stock. All stock shall be fully paid and non-assessable, and shall be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock and Preferred Stock in one or more series, at such price and in such number of each series as may be stated in the resolution(s) adopted by the Board. No stockholder of the corporation shall have preemptive rights.


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                                    ARTICLE V
                               BOARD OF DIRECTORS

         The Board of Directors shall initially be comprised of two members. The specific number of directors may from time to time be increased or decreased in accordance with the bylaws of the corporation; provided, however, that the number of directors shall in no event be less than one nor more than fifteen. The initial directors, and their addresses, are as follows:

         Name                                                 Address
         ----                                                 -------

         Robert J. Zepfel                            4685 MacArthur Court,
                                                     Suite 220,
                                                     Newport Beach, CA 92660

         Danilo Cacciamatta                          2600 Michelson Avenue,
                                                     Suite 490
                                                     Irvine, CA 92612

No stockholder of the corporation shall be entitled to cumulative voting of his or her shares for the election of directors or otherwise.

                                   ARTICLE VI
                       DIRECTORS' AND OFFICERS' LIABILITY

         A director or officer of the Corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or willful violation of law, or (b) the payment of distributions in violation of NRS 78.300. If the private corporations law of Nevada is hereafter amended or interpreted to eliminate or limit further the liability of a director or officer, the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted.

                                   ARTICLE VII
                                    INDEMNITY

         Subject to Article VI above, each officer and director who may be made a party to, or threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer, shall be indemnified and held harmless by the corporation as provided in the bylaws of the corporation. In addition, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or

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director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

                                  ARTICLE VIII
                                    AMENDMENT

         This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner provided by statute, and all rights conferred upon the stockholders are granted subject to the foregoing reservation. Any repeal or modification of Articles VI and VII hereof by the stockholders of the corporation shall be prospective only.

                                   ARTICLE IX
                               POWERS OF DIRECTORS

         The Board of Directors shall have all powers conferred by statute, subject only to any limitations thereon contained in the bylaws of the corporation.

         IN WITNESS WHEREOF the undersigned has hereunto set his hand this 10th day of October, 2001.

                                            /s/ Robert J. Zepfel
                                            ------------------------------------
                                            Robert J. Zepfel,  Incorporator

         The undersigned, Pacific Stock Transfer, hereby accepts appointment as Resident Agent for the above-referenced corporation.

                                            Pacific Stock Transfer

Date: October 23, 2001                      By /s/ Lance Godfrey
                                               -----------------
                                                   Vice President

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